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                                                                    EXHIBIT 10.4


                             RESIGNATION AGREEMENT


            This Resignation Agreement ("Agreement"), entered into by and between Western Water Company, a Delaware corporation, ("Western Water"), on the one hand, and Peter L. Jensen an individual ("Jensen"), on the other hand (Western Water and Jensen are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties"), is made with respect to the following facts:

                                 R E C I T A L S

            A. Western Water and Jensen entered into an Employment Agreement dated August 15, 1997, as amended (the "Employment Agreement").

            B. Jensen and Western Water desire to terminate the Employment Agreement.

            C. The Parties now intend to fully and finally settle and compromise any and all other Claims (as defined below) of any type, whether known or unknown, arising prior to the date hereof, and to execute and deliver this Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                              OPERATIVE PROVISIONS

            1. Resignation and Termination. On the Effective Date, the Employment Agreement shall be terminated and Jensen shall resign in all capacities as an officer, employee and as a member of the Board of Directors of Western Water by executing and delivering Exhibit A attached hereto.

            2. Consideration. Western Water and Jensen agree to the following actions in full discharge of any and all of Western Water's obligations to Jensen including, without limitation, any possible Claims of Jensen:

                (a) Western Water shall continue to pay to Jensen the semi-monthly compensation of $10,606 on the 15th day and the last business day of each month until April 15, 2000, less deductions required by law, including without limitation FICA, State and Federal withholding, and SDI ("appropriate withholdings").

                (b) Western Water shall cooperate with Jensen in effecting his rights under COBRA and until April 15, 2000, Western Water shall continue to pay all premiums for Jensen's health insurance currently being paid by Western Water.


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                (c) On the Effective Date Western Water shall pay to Jensen an amount of $26,406.92 in full payment of accrued vacation to which Jensen is entitled, less appropriate withholdings. No vacation pay shall accrue in the future.

                (d) On the Effective Date Western Water shall pay to Jensen a lump sum amount of $106,062 as a severance payment, less appropriate withholdings.

                (e) Jensen hereby agrees that he will act as a consultant to Western Water until September 15, 2000 for up to ten (10) hours per month on a non-cumulative basis in the City and County of San Diego without additional charge, provided that Western Water shall pay all of Jensen's out-of-pocket expenses in performing such consulting services.

                (f) On the Effective Date, Jensen shall instruct Western Water to deduct $4,247.95 representing personal expenses charged to Western Water.

                (g) As of the Effective Date, Western Water shall vest in full all of Jensen's outstanding Western Water stock options, but such options shall not be otherwise changed or amended in any other respect.

                (h) On the Effective Date Jensen shall return to Western Water a personal computer owned by Western Water presently in Jensen's possession.

                (i) In the event Jensen hereafter desires, at any time, or from time to time, to transfer or assign any of the securities of Western Water owned beneficially or of record by him, Western Water shall use reasonable business practices to cooperate in such transfer or assignment as promptly as practicable, including arranging for the issuance of such legal opinions and securities filings as may be necessary to confirm or establish the free transferability of Jensen's securities. Nothing herein contained shall limit or abridge Jensen's existing rights to include Western Water securities owned by him in any registration statement filed or to be filed by Western Water with the Securities and Exchange Commission.

            3. Intentionally Omitted.

            4. Intentionally Omitted.

            5. Intentionally Omitted.

            6. Intentionally Omitted.

            7. Intentionally Omitted.

            8. Age Discrimination Waiver. Jensen understands and hereby agrees that, by entering into this Agreement, he is expressly waiving any and all Claims he may have arising under the Age Discrimination in Employment Act of 1967, as amended, in existence on or before the date hereof. Jensen expressly acknowledges and agrees he: (a) will receive compensation

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beyond that which he was already entitled to receive before entering into this
Agreement; (b) has been represented by an attorney of his choice in negotiating this Agreement; (c) is hereby advised in writing to consult with an attorney before signing this Agreement; (d) was given a copy of this Agreement on October 13, 1999 and informed that he has twenty-one (21) days within which to consider the Agreement; and (e) was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement. By mutual agreement Western Water and Jensen voluntarily waive the protection of the OWBPA.

            9. Insurance and Indemnification. Western Water has provided Jensen with a full and correct copy of its current officers and directors insurance policy ("O&D Policy") and agrees that it will not change the O&D Policy to exclude Jensen. Western Water further agrees that (1) if a replacement for the O&D Policy is obtained or another such policy is obtained by Western Water ("New Policy"), and (2) if the New Policy covers former officers and/or directors, Western Water shall not take any action to exclude Jensen as an insured under the New Policy. Nothing contained in this Agreement shall be interpreted or construed or deemed to be interpreted or construed as preventing Jensen from obtaining indemnification from Western Water if such indemnification otherwise would be available to Jensen in accordance with Article 11 of the Bylaws of Western Water and applicable common or statutory law.

            10. Confidential Information. Jensen acknowledges that by reason of his position with Western Water he has been given access to Confidential Information. "Confidential Information" means proprietary techniques and confidential information that Western Water has developed, compiled, or owned, or that Western Water received under conditions of confidentiality, including, by way of example and without limitation, all information on trade secrets, research, data, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections and information the disclosure of which could be to the competitive disadvantage of Western Water. Confidential Information includes not only information disclosed by Western Water to Jensen in the course of Jensen's employment with Western Water, but also information developed or learned by Jensen during the course of his employment with Western Water. Jensen represents and warrants that as of the Effective Date he will not have in his possession, nor will he have failed to return, any Confidential Information or copies of such information, or other documents or materials, equipment, or other property belonging to Western Water. Jensen agrees that he shall preserve as confidential and not use any Confidential Information or other information that has commercial value or other utility in the business in which Western Water is engaged.

            11. Taxes. Subject in all respects to Western Water's agreement to undertake "appropriate withholdings" Jensen shall be exclusively liable for the payment of all federal and state taxes which may be due as a result of payments of Western Water to Jensen.

            12. No Duress. Each of the Parties hereto acknowledges that he or it has been advised by or has had the opportunity to consult legal counsel in connection with the granting of the releases contained in this Agreement and that this Agreement is entered into freely, without duress, coercion, menace or other undue influence.


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            13. Voluntary Execution. Each of the Parties hereto: (a) voluntarily and knowingly executes this Agreement and the Mutual General Release as described in Section 16(c) hereof with the intent of effecting the extinguishment of Claims; (b) has read this Agreement and understands all of its terms; and (c) has executed this Agreement, with full knowledge of its significance.

            14. Representations and Warranties. Each of the Parties hereto represents and warrants that: (a) the person executing this Agreement on behalf of such Party has the authority to execute and deliver this Agreement; (b) he or it has taken all necessary action to authorize the execution and delivery of this Agreement; and (c) he or it has all requisite power to consummate the transactions contemplated by this Agreement and to perform the obligations under this Agreement.

            15. No Admission of Liability. This Agreement is a compromise of disputed claims, and the execution of this Agreement shall not be considered or treated at any time or for any purpose as an admission of liability by any of the Parties to this Agreement. No past or present wrongdoing on the part of any of the Parties shall be implied from the negotiation or the consummation of this Agreement.

            16. Effectiveness of Agreement and Releases.

                (a) From the date of execution hereof ("Date of Execution"), which is October 28, 1999, until 5:00 P.M. on November 5, 1999 ("Effective Date"), Jensen has the right to revoke his assent to this Agreement in its entirety. The time period between the Date of Execution and the Effective Date is hereafter referred to as the "Revocation Period."

                (b) Any revocation by Jensen of his assent to this Agreement must be in writing and hand-delivered to Western Water in care of Troy & Gould during the Revocation Period.

                (c) If Jensen does not revoke his assent to this Agreement, as aforesaid, at 5:01 P.M. on the Effective Date, the following shall occur forthwith at the offices of Troy & Gould in Los Angeles, California:

                      i) Jensen shall deliver to Western Water the following: a) a duly executed copy of the Mutual General Release in the form attached as Exhibit B hereto ("Mutual General Release"); b) a duly executed copy of the letter effecting Jensen's resignation as an officer and director and the termination of the Employment Agreement (Exhibit A); c) the direction to Western Water regarding the sum of $4,247.95 pursuant to Section 2(f) hereof; d) the computer pursuant to Section 2(h) hereof; and e) the "Confidential Information" specified in Section 10 hereof.

                      ii) Western Water shall deliver to Jensen the following:
a) a duly executed copy of the Mutual General Release; b) the sum of $106,062 pursuant to Section 2(d) hereof; and c) the sum of $26,406.92 pursuant to
Section 2(c) hereof.

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            17. No Transfer of Claims. Except as otherwise provided herein, each
Party warrants and represents to the other Party that it has not transferred, assigned, sold, hypothecated or otherwise conveyed, or purported to transfer, assign, sell, hypothecate or otherwise convey, any of the Jensen Released Claims or Western Water Released Claims, as the case may be, that such Party may have against the other Party, and each Party hereby agrees to save, hold harmless, indemnify and defend (with counsel reasonably acceptable to the indemnified Party) the other Party from and against any and all loss, cost, fees, claims, damages or expenses (including without limitation reasonable attorneys' fees, costs and disbursements) in any way arising out of a breach of the foregoing representations.

            18. Confidentiality Agreement. Except for any public announcement mutually agreed to by the parties in writing, no public announcement concerning the negotiation, execution and/or delivery of this Agreement or the transactions contemplated hereby, or concerning the facts and circumstances surrounding Jensen's cessation of employment with Western Water (the "Settlement Information"), shall be made by any Party, and all Settlement Information shall be deemed confidential. Either Party's disclosure of the fact that the Parties entered into this Agreement shall not be deemed a public announcement of Settlement Information within the meaning of this Section 18.

                 a. Non-Defamatory and Disparaging Statements. Neither Party shall make any defamatory statements concerning the other Party.

                 b. Disclosure Provision. Notwithstanding any provision to the contrary contained herein, each Party shall be entitled to disclose the Settlement Information: (a) to the extent the same shall have otherwise become publicly available (unless made publicly available only by the Party seeking to disclose the same); (b) to their spouses, attorneys, and accountants, provided such persons are informed of this confidentiality provision and agree to be bound hereby; (c) as required by federal or state law, including without limitation federal or state securities laws; (d) as required by court order, deposition or document subpoena or otherwise in truthful statements made under oath or penalty of perjury; or (e) as necessary to enforce this Agreement or any provision or term of this Agreement, or defend against the alleged breach of this Agreement or any provision or term of this Agreement.

            19. Miscellaneous.

                 a. Fees, Costs, etc.. The prevailing party in any arbitration pursuant to Section 19(n) hereof shall be entitled to recover all costs incurred as a result of the arbitration, including, without limitation, filing fees, attorneys' fees, compensation paid to the Arbitrator and costs of transcripts. Unless otherwise agreed in writing, the Arbitrator's award shall not allocate between the parties any such costs, expenses, fees or share of the Arbitrator's compensation.

                 b. Controlling Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of California, without giving effect to any choice-of-law or conflicts-of-laws rule or principle that would result in application of any


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other laws, except that issues involving indemnification pursuant to Section 9 hereof shall be governed by, construed and interpreted in accordance with the laws of the State of Delaware, provided, however, that nothing herein contained shall be construed to limit or abridge Jensen's rights under Article XI, Section 45, subpart (e) of the Company's By-laws.

                 c. Headings. Headings, titles and captions are for convenience only and shall not constitute a portion of this Agreement or be used for the interpretation thereof.

                 d. Amendment. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the Party against which the enforcement of such writing is sought, and then only to the extent set forth in such writing.

                 e. Waiver. Any waiver of any provision or of any breach of any provision of this Agreement must be in writing, and any waiver by any Party of any breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of any Party to insist upon strict adherence to any term of the Agreement on one or more occasions shall not be considered or construed or deemed a waiver of any provision or any breach of any provision of this Agreement or deprive that Party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement. No delay or omission on the part of any of the Parties in exercising any right under this Agreement shall operate as a waiver of any such right or any other right under this Agreement.

                 f. Liberal Construction. This Agreement constitutes a fully negotiated agreement among commercially sophisticated parties, each assisted by legal counsel, and the terms of this Agreement shall not be construed or interpreted for or against any Party hereto. The Parties hereby agree that California Civil Code Section 1654 shall not apply to the terms of this Agreement.

                 g. Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the matters set forth herein and supersedes all prior or contemporaneous understandings or agreements between the Parties with respect to the subject matter hereof, whether oral or written.

                 h. Notices. Any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any of the Parties in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by facsimile, telegram, or cable, or sent prepaid by registered or certified mail with return receipt requested, or sent by reputable overnight delivery service, such as Federal Express, and shall be deemed given:
(a) if personally served, when delivered to the Party to whom such notice is addressed; (b) if given by facsimile, telegram, or cable, when sent; (c) if given by prepaid or certified mail with return receipt requested, on the date of execution of the return receipt; or (d) if sent by reputable overnight delivery service, such as Federal Express, when received. Any notice given by facsimile, telegram, or cable shall be confirmed in writing by the Party sending

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such notice, and such confirmation shall be delivered or sent by any of the other means of delivery set forth in this Section 19, within forty-eight (48) hours after notice was sent by facsimile, telegram or cable. Such notices shall be addressed to the Party to whom such notice is to be given at the Party's address set forth below or as such Party shall otherwise direct in a writing to all other Parties delivered or sent in accordance with this Section 18.8.

       If to Western Water,
       to:                                 Western Water Company
                                           4660 La Jolla Village Drive,
                                           Suite 825
                                           San Diego, California 92122
                                           Attn:  Ronald I. Simon
                                           Fax No. (858) 535-9260

       With a copy to:                     Troy & Gould Professional Corporation
                                           1801 Century Park East, 16th Floor
                                           Los Angeles, CA 90067
                                           Attn:  William D. Gould, Esq.
                                           Fax No. (310) 201-4746

       If to Jensen, to:                   Peter L. Jensen
                                           P. O. Box 70,000
                                           San Diego, CA 92167
                                           Fax No. 619 222-3393

       With a copy to:                     Bryan Cave LLP
                                           Attn:  Gerald E. Boltz, Esq. and
                                                  Edward M. Rosenfeld, Esq.
                                           120 Broadway
                                           Santa Monica, CA 90401
                                           Fax No. 310 576-2200


                 i. Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by any Party without the prior written consent of all other Parties, which shall not be unreasonably withheld. Subject to the foregoing restriction, the provisions of this Agreement shall be binding upon and inure to the benefit of all affiliates, parent corporations, subsidiaries, assigns, successors-in-interest, personal representatives, administrators, spouses, family members, relatives, heirs, devisees and legatees of the Parties hereto.

                 j. Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect notwithstanding any such invalidity, illegality or unenforceability; provided, however, it is understood and agreed that the respective rights and duties of the Parties under and pursuant to


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the Mutual General Release are unconditional; are not dependent upon future performance, and are not subject to severance hereunder.

                 k. Good Faith and Fair Dealing. The Parties hereto acknowledge and agree that the performances required by the provisions of this Agreement shall be undertaken in good faith, and with all Parties dealing fairly with each other.

                 l. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed to create, any rights enforceable by any person, partnership, corporation, joint venture, limited liability company or other form of organization or association of any kind, not a Party to this Agreement.

                 m. Costs and Fees of Litigation. Except as otherwise set forth in this Agreement, each of the Parties acknowledges and agrees that each of the Parties shall bear his or its own attorneys' fees and costs incurred on account of, or in any way related to or arising from, any dispute and the negotiation and execution of this Agreement.

                 n. Arbitration. Any dispute or controversy between the Parties in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, otherwise in any way arising out of, related to, or connected with Jensen's employment with Western Water, shall be resolved through final and binding arbitration in San Diego, California, pursuant to California Civil Procedure Code Sections 1282-1284.2. The arbitration shall be before the American Arbitration Association Employee Dispute Panel and shall be governed by the National Rules for the Resolution of Employment Disputes promulgated by the American Arbitration Association. In the event of such arbitration, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys' fees. The nonprevailing party shall also be solely responsible for all costs of the arbitration, including, but not limited to, the arbitrator's fees, court reporter fees, and any and all other administrative costs of the arbitration, and promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.

                 o. Competition and Non Solicitation. Jensen agrees that for a period ending September 15, 2000, Jensen shall not, directly or indirectly, without the prior written consent of Western Water:

                      (i) solicit, entice, persuade or induce any present employee, consultant, agent or independent contractor of Western Water or of any of the subsidiaries or affiliates of Western Water to terminate his or her employment with Western Water, or such subsidiary or affiliate, to become employed by any person, firm or corporation other than Western Water, or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party;


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                      (ii) except for the provision of water treatment services
(but in no event shall such water treatment services include the sale of water) contact, solicit or enter into business dealings with any entity listed on Exhibit B hereto.


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            IN WITNESS WHEREOF, this Agreement is executed as of the last date below written.

                                       WESTERN WATER COMPANY


Dated: 10/27/99                        By:  /s/ MICHAEL PATRICK GEORGE
     ---------------------------          -------------------------------------
                                            Michael Patrick George, President



                                       "Jensen"


Dated: 10/28/99                             /s/ PETER L. JENSEN
      --------------------------       ----------------------------------------
                                            Peter L. Jensen



APPROVED AS TO FORM:

TROY & GOULD PROFESSIONAL CORPORATION
Attorneys for Western Water Company


By:    /s/ WILLIAM D. GOULD
   --------------------------------------
            William D. Gould


BRYAN CAVE LLP
Attorneys for Peter L. Jensen


By:    /s/ EDWARD M. ROSENFELD
   --------------------------------------
            Edward M. Rosenfeld


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